UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2015 (July 30, 2015)

STAFFING 360 SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54515	68-0680859
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

641 Lexington Ave

Suite 1526

New York, NY 10022

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 212.634.6411

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On July 14, 2015, the Company filed a Current Report on Form 8-K (the “Lighthouse 8-K”) disclosing the Company’s acquisition of Lighthouse Placement Services, LLC, a Massachusetts limited liability company (“Lighthouse”), pursuant to an Equity Purchase Agreement dated July 8, 2015. In the Lighthouse 8-K, the Company stated that financial statements and pro-forma financial information of Lighthouse and the accompanying notes would be filed within 71 days of the Lighthouse 8-K. Upon further analysis of the Lighthouse acquisition and discussions with the Company’s auditors, the Company has determined that it is not required by Item 2.01 of the Form 8-K to provide such financials and therefore will not be furnishing such information.

Item 2.02	Results of Operations and Financial Condition.

On July 30, 2015, Staffing 360 Solutions, Inc. (the “Company”) issued a press release announcing the Company’s revenue forecast for the Company’s quarter and fiscal year ended May 31, 2015 is expected to be approximately $32.2 million and $128.8 million, respectively. The description of the Press Release is qualified in its entirety by reference to the complete text of the Press Release, which is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this current report.

Exhibit No.	Description
99.1	Press Release dated July 30, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 31, 2015

STAFFING 360 SOLUTIONS, INC.

By:	/s/ Brendan Flood
Brendan Flood Executive Chairman